Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact: Brett Shockley
Chief Executive Officer
Spanlink Communications
(612) 971-2000
e-mail: brett.shockley@spanlink.com

PATRICK IRESTONE RESIGNS AS SPANLINK PRESIDENT AND CHIEF
OPERATING OFFICER

MINNEAPOLIS. (July 3, 1997)--Spanlink Communications (Nasdaq SmallCap Market:SPLK) announced today that Patrick P. Irestone has resigned as president, chief operating officer and board member effective July 15, 1997. Irestone indicated that he plans to start another non-competing company in the Twin Cities.

Brett Shockley, founder, chairman and chief executive officer, has resumed the role of president. Mr. Shockley stated "Pat was instrumental in transitioning Spanlink to a public company and has assembled a very experienced management team that will help insure Spanlink's growth and success. I am confident in our strategy, products and people. I will continue to focus my time on the sales and marketing side of the business while relying on the proven experience of the management team to manage the operational responsibilities."

Mr. Irestone stated "Our success in the development of Computer Telephone Integration (CTI) software solutions for Call Center Markets along with building the infrastructure to sell and support these solutions provide a platform for future growth and I have confidence in the strategy. I've really enjoyed my association with Spanlink, initially as one of their first customers and since 1994 as President/COO. I have great confidence in the company but am anxious to build another organization from the ground up."

Spanlink designs, develops and markets Computer Telephone Integration and Interactive Voice Response software and services that effectively and efficiently link business computer systems, telecommunications systems and the Internet.

1997